EXHIBIT 23.1

MKM ENGINEERING

Oil and Gas Consulting Services

3905 Sagamore Hill Court

Plano, Texas 75025

March 20, 2015

Regent Technologies, Inc.

5646 Milton, Suite 722

Dallas, Texas 75206

Gentlemen:

As an Independent Petroleum Consultant, I hereby consent to the inclusion of our report entitled "Total Proven Reserves Evaluation, Regent Natural Resources Co., Hill County and Zapata County, Texas, effective January 1, 2015", setting forth the estimates, SEC parameters, of the oil and gas reserves and revenues from the oil and gas reserves of Regent Natural Resources Co., as of December 31, 2014 in the form and context in which it appears in the Annual Report on Form 10-K and to all references to our firm included in the Annual Report with respect to the referenced report.

Very truly yours,

MKM Engineering

/s/ Michele K. Mudrone

Michele K. Mudrone, P.E.

TX PE #62795

214-236-1956